UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2024

CUE HEALTH INC.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40824	27-1562193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address:

4980 Carroll Canyon Rd.
Suite 100
San Diego, CA 92121
(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 412-8151

Former name or address, if changed since last report: Not Applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HLTH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 16, 2024, Cue Health Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Tarsadia Investments, LLC and certain of its affiliates (collectively, “Tarsadia”). Among other things, the Agreement provides that:

•

The Company will increase the size of its board of directors (the “Board”) from seven to eight directors and appoint Rishi Reddy as a Class I director, with a term expiring at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”).

•	The Company will cooperate in good faith with Tarsadia to mutually agree upon an additional individual to serve as an independent director on the Board.

•

During the Restricted Period (as defined in the Agreement), Tarsadia will vote, subject to certain limited exceptions, its shares of the Company’s common in favor of the election of each person nominated by the Board for election as a director, against any proposals or resolutions to remove a member of the Board, and in accordance with the recommendation of the Board on all other proposals or business.

•

During the Restricted Period, Tarsadia and certain related persons will be subject to customary “standstill” provisions as set forth in the Agreement. The standstill provisions provide, among other things, that Tarsadia and such persons cannot, subject to certain exceptions provided in the Agreement:

•	initiate, propose, or otherwise solicit the Company’s stockholders for the approval of any stockholder proposals, or cause or encourage the initiation or submissions of any such stockholder proposal;

•

seek, alone or in concert with others, representation on the Board, encourage others to nominate or propose members to the Board, or seek, alone or in concert with others, the removal of any member of the Board; or

•	increase their ownership of the Company’s common stock.

•

If at any time Tarsadia no longer beneficially own shares of the Company’s common stock representing in the aggregate at least such number of shares equal to 50 percent of the aggregate amount of shares of the Company’s common stock owned by Tarsadia as of the date of the Agreement, then Mr. Reddy will promptly offer to resign from the Board.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2024, in connection with entering into the Agreement, the Board expanded the size of the Board to eight members and appointed Mr. Reddy to the Board as a Class I director, effective immediately. Concurrent with his appointment to the Board, Mr. Reddy was appointed to serve on the Nominating and Corporate Governance Committee of the Board.

Mr. Reddy serves as head of Venture and Growth equity investing at Tarsadia Investments, an investment practice he established at the firm. Mr. Reddy joined Tarsadia Investments in 2016, and is responsible for sourcing, underwriting, and managing the firm’s investments in high-growth technology companies across financial technology and healthcare technology. Mr. Reddy has led investments in Nvoicepay, TrueMotion, the Company, Phil, AvantStay, Chronus Health, and Fathom. He currently serves on the board of directors of each of Phil, Inc., Fathom Inc., and Envisics, Inc., AvantStay, Inc., Chronus Health, Inc., and Continental Hospitals, Ltd. Prior to joining Tarsadia Investments, Mr. Reddy was the CEO and Founder of DigiPath Solutions, an innovator in the digital diagnostics space. He began his career as a technology investment banking analyst at Harris Williams & Co. Mr. Reddy received a B.S. in Management, summa cum laude, from Babson College, attended the London School of Economics and Political Science, and received an M.B.A. from The Wharton School of the University of Pennsylvania.

Mr. Reddy will participate in the Company’s outside director compensation policy, as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 25, 2023. In addition, Mr. Reddy will execute the Company’s standard form of indemnification agreement.

Other than as described in Item 1.01, there are no arrangements or understandings between Mr. Reddy and any other persons pursuant to which Mr. Reddy was selected as a director. There are no family relationships between Mr. Reddy and any director or executive officer of the Company, and Mr. Reddy has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing Mr. Reddy’s appointment is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Agreement, dated as of February 16, 2024, by and between Cue Health Inc. and Tarsadia Investments, LLC.

99.1	Press release dated February 16, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cue Health Inc.

Date: February 16, 2024	By:	/s/ Ayub Khattak
	Name:	Ayub Khattak
	Title:	Chief Executive Officer